                                                                   Exhibit 12.1
                                                                   ------------
                    GOLDEN BOOKS FAMILY ENTERTAINMENT, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                               HISTORICAL
                                           ----------------------------------------------------------------------------------
                                                                        YEARS ENDED                              NINE MONTHS
                                           ---------------------------------------------------------------------     ENDED
                                            FEBRUARY 1,   JANUARY 30,   JANUARY 29,   JANUARY 28,   FEBRUARY 3,   NOVEMBER 2,
                                               1992          1993          1994          1995          1996          1996
                                               ----          ----          ----          ----          ----          ----
                                                                               (DOLLARS IN THOUSANDS, EXCEPT RATIOS)
Earnings:
   Net income (loss) before provision for
     income taxes                             $22,274        $28,358     $(78,120)     $(15,109)     $(55,715)     $(133,093)

   Interest expense                             6,255         10,358       16,270        17,567        12,859          5,418

   Portion of rents representative of an
     interest factor                            1,410          2,577        2,777         2,305         2,035          1,452

   Distributions on redeemable preferred
     securities of subsidiary trust                 -              -            -             -             -          2,206
                                            ----------     ----------   ----------    ----------    ----------     ----------
          Total earnings                      $29,939        $41,293     $(59,073)     $  4,763      $(40,821)     $(124,017)
                                            ==========     ==========   ==========    ==========    ==========     ==========
Fixed Charges:

   Interest expense                           $ 6,255        $10,358     $ 16,270      $ 17,567      $ 12,859      $   5,418

   Portion of rents representative of an
     interest factor                            1,410          2,577        2,777         2,305         2,035          1,452

   Distributions on redeemable preferred
     securities of subsidiary trust                 -              -            -             -             -          2,206

   Preferred dividends paid                   $ 1,379          1,375          848           848           848          4,706
                                            ----------     ----------   ----------    ----------    ----------     ----------
          Total fixed charges                 $ 9,044        $14,310     $ 19,895      $ 20,720      $ 15,742      $  13,782
                                            ==========     ==========   ==========    ==========    ==========     ==========
Ratio of earnings to combined fixed
charges and preferred stock dividends
(deficiency in the coverage of combined
fixed charges and preferred dividends by
earnings before fixed charges and
preferred stock dividends) (a)                 3.31 X         2.89 X     $(78,968)     $(15,957)     $(56,563)     $(137,799)
                                            ==========     ==========   ==========    ==========    ==========     ==========

                            (RESTUBBED FROM ABOVE)


                                                   PRO FORMA
                                          -----------------------------
                                             YEAR          NINE MONTHS
                                             ENDED            ENDED
                                           FEBRUARY 3,     NOVEMBER 2,
                                              1996            1996
                                              ----            ----

Earnings:

   Net income (loss) before provision for
     income taxes                           $(69,489)       $(139,630)

   Interest expense                           13,072            5,722

   Portion of rents representative of an
     interest factor                           2,035            1,452

   Distributions on redeemable preferred
     securities of subsidiary trust           10,063            7,547
                                           ----------       ----------
          Total earnings                    $(44,319)       $(124,909)
                                           ==========       ==========
Fixed Charges:

   Interest expense                         $ 13,072        $   5,722

   Portion of rents representative of an
     interest factor                           2,035            1,452

   Distributions on redeemable preferred
     securities of subsidiary trust           10,063            7,547

   Preferred dividends paid                    9,360            6,435
                                           ----------       ----------
          Total fixed charges               $ 34,530        $  21,156
                                           ==========       ==========
Ratio of earnings to combined fixed
charges and preferred stock dividends
(deficiency in the coverage of combined
fixed charges and preferred dividends by
earnings before fixed charges and
preferred stock dividends) (a)              $(78,849)       $(146,065)
                                           ==========       ==========

(a) For the purposes of the ratio of earnings to combined fixed charges and preferred stock dividends, earnings were calculated by adding pretax income, interest expense, amortization of debt issuance costs, the portion of rents representative of an interest factor and preferred stock dividend requirements for majority owned subsidiaries. Combined fixed charges and preferred stock dividends consist of interest expense, the portion of rents representative of an interest factor and preferred stock dividend requirements of Golden Books and its subsidiaries. For the periods in which earnings were insufficient to cover combined fixed charges and preferred stock dividends, the dollar amount of coverage deficiency, instead of the ratio is disclosed.